First California Financial Group, Inc. 8-K

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At the Company: At PondelWilkinson: Ron Santarosa Angie Yang 805-322-9333 310-279-5980	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA APPOINTS RENOWNED ECONOMIST TO BOARD OF DIRECTORS

WESTLAKE VILLAGE, Calif., November 6, 2009 – First California Financial Group, Inc. (Nasdaq:FCAL) today announced the appointment of Sung Won Sohn, Ph.D., to its board of directors, effective immediately.  This appointment fills a vacancy at the holding company and returns the membership to ten directors.

Dr. Sohn is widely recognized for his past role as Executive Vice President and Chief Economic Officer for Wells Fargo Banks.  He has received many honors for the accuracy of his economic forecasting.  In 2006, The Wall Street Journal noted Dr. Sohn as the “most accurate economist in the United States.”  In 2002, he was named to Time Magazine’s Board of Economists, and in 2001, Bloomberg News identified him as “one of the five most accurate forecasters.”  Dr. Sohn served as a senior economist on the President's Council of Economic Advisors during the Nixon administration, where he was responsible for economic and legislative matters pertaining to the Federal Reserve and financial markets.

“We look forward to benefiting from Dr. Sohn’s insightful economic foresight,” said C. G. Kum, President and Chief Executive Officer. “He brings a wealth of knowledge and experience to our board as we navigate through a most challenging economic environment.  His combination of professional and academic backgrounds will provide additional guidance as we continue to strengthen First California’s presence as the leading bank of choice in the Southern California region.”

Currently, Dr. Sohn is Martin V. Smith Professor at California State University, Channel Islands.  He also serves as Vice Chairman of the board at Forever 21, a leading, multi-national apparel retailer, and sits on the board of directors for Claremont Graduate University and the Music Center in Los Angeles.  He continues to provide up-to-date economic forecasting and commentary through his website, www.drsohn.com.

Previously, Dr. Sohn was President and Chief Executive Officer of Hanmi Financial Corporation from 2005 through 2007.   He joined Norwest Bank Minneapolis in 1974 and held various positions of increasing responsibility focusing on macro-economic forecasting, monetary policy, asset-liability management and regulatory matters in relation to financial institutions.  Dr. Sohn was later named senior vice president at the parent company, Norwest Corporation.  After the acquisition of Wells Fargo by Norwest Corporation, Dr. Sohn was appointed Chief Economic Officer of the combined entity now known as Wells Fargo & Company.

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First California Financial Group, Inc.	NASDAQ: FCAL
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Dr. Sohn received his B.A. from the University of Florida, his M.A. from Wayne State University, his Ph.D. from the University of Pittsburgh, and his P.M.D. from Harvard Business School.  He is the author of Global Financial Crisis and Exit Strategy, which discusses the recent financial crisis and corrective measures.

About First California
First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank.  Celebrating 30 years of business in 2009, First California is a regional force of strength and stability in Southern California banking with assets of $1.45 billion and led by an experienced team of bankers. The bank specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 17 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties.  The holding company’s Web site can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

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